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INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statement No. 33-82518 of Turbochef Technologies, Inc. on Form S-3 and Registration Statements 333-81571, 333-76662 and 333-116225 of Turbochef Technologies, Inc. on Form S-8 of our report dated May 31, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to Enersyst Development Center, L.L.C. adopting Statement of Financial Accounting standards No. 142, Goodwill and Other Intangible Assets, effective January 1, 2002) relating to the financial statements of Enersyst Developement Center, L.L.C. as of and for the year ended December 31, 2002, appearing in this Current Report on Form 8-K/A (Amendment No. 1) of Turbochef Technologies, Inc.




DELOITTE & TOUCHE LLP

Fort Worth, Texas
June 30, 2004